Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc.
Bo Piela (Media) 508-308-9783 Josh Brodsky (Investors) 617-551-8276

Alnylam Pharmaceuticals Reports Third Quarter 2026 Financial Results and Highlights Recent Period Progress

− Generated Third Quarter 2026 Global Net Product Revenues of $1,292 Million (52% Growth Compared with Q3 2025), Driven Primarily by Total TTR Revenues of $1,150 Million (59% Growth Compared with Q3 2025) –

− Expands Target Enrollment in TRITON-CM Phase 3 Study of Nucresiran to 2,250 Patients; Study Design Continues to Support Expected ATTR-CM Launch by 2030 –

− Presented Positive Phase 1 Data for Brezosiran (ALN-HTT02) Demonstrating Robust Target Engagement and Encouraging Safety and Tolerability Profile in Patients with Huntington's Disease; Expect to Initiate Pivotal Study in 2027 –

− On Track to Achieve 2026 Financial Guidance –

CAMBRIDGE, Mass., October 29, 2026 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter ended September 30, 2026, and reviewed recent business highlights.

“Our third quarter results reflect the continued growth of our TTR franchise and advancement of key programs with the potential for transformative patient impact,” said Yvonne Greenstreet, M.D., Chief Executive Officer of Alnylam. “As we continue through the final months of the year and plan for 2027, we remain laser focused on leveraging our commercial investments to expand the prescriber base, support access, and bring AMVUTTRA to more patients with ATTR amyloidosis. In line with our goal to build durable leadership in TTR, the expanded enrollment target for TRITON-CM we are announcing today further positions nucresiran for success and strengthens our long-term position. Lastly, we believe the positive initial data for brezosiran in Huntington's disease both support a pathway to initiating a pivotal study in 2027 and reflect the potential of our RNAi platform to create meaningful value beyond our current portfolio.”

Third Quarter 2026 and Recent Significant Business Highlights

Total TTR: AMVUTTRA® (vutrisiran) & ONPATTRO® (patisiran)

•Achieved global net product revenues for AMVUTTRA and ONPATTRO for the third quarter of $1,130 million and $20 million, respectively, together representing $1,150 million in total TTR net product revenues and 59% total TTR growth compared to Q3 2025.
◦U.S. TTR net product revenues increased $99 million compared with Q2 2026 with the growth driven by an $81 million increase in demand, a $17 million inventory benefit, and a modest increase in net price as Q3 was aided by approximately $10 million in favorable gross-to-net adjustments.

◦International TTR net product revenues increased $20 million compared with Q2 2026 driven primarily by ongoing ATTR-CM launches in Japan, Germany, and Italy as well as the timing of orders in partner markets.

•Presented new analyses from the HELIOS-B Phase 3 clinical trial of vutrisiran in patients with ATTR-CM at the European Society of Cardiology (ESC) Congress 2026. The findings further reinforce the clinical profile of vutrisiran across ATTR patient populations, treatment settings, and manifestations of disease, and vutrisiran's position as a first-line treatment option for ATTR-CM.
◦A late-breaking prespecified subgroup analysis demonstrated that vutrisiran provided consistent clinical benefit across all-cause mortality and recurrent cardiovascular events in patients with or without tafamidis use at baseline. The results were simultaneously published in the Journal of the American College of Cardiology.
◦Additional post-hoc analyses highlighted the positive impact of vutrisiran in addressing the multisystemic manifestations of ATTR-CM.
◦A pooled analysis across four positive Phase 3 studies of vutrisiran and patisiran showed consistent treatment effect across sexes.

Total Rare: GIVLAARI® (givosiran) & OXLUMO® (lumasiran)

•Achieved global net product revenues for GIVLAARI and OXLUMO for the third quarter of $89 million and $53 million, respectively, together representing $142 million in total Rare net product revenues and 12% total Rare growth compared to Q3 2025.

Key Pipeline Developments

•Today announced an update to the TRITON-CM Phase 3 study of nucresiran, an investigational next-generation RNAi therapeutic, in patients with ATTR-CM. Nucresiran represents a key component of Alnylam's long-term growth strategy, with the potential to reinforce leadership in ATTR amyloidosis and expand the durability of the Company's TTR franchise.
◦The Company is expanding target enrollment from 1,750 to approximately 2,250 patients. This expansion is enriched for patients with early disease who are expected to experience greatest benefit and ensures adequate study power under conservative estimates of outcome event rates.
◦Given the rapid pace of enrollment and the event-driven nature of the study’s primary endpoint, the Company still expects to launch nucresiran, assuming positive data and regulatory approval, in ATTR-CM by 2030.

•Reported initial data at the European Huntington's Disease Network Clinical Research Congress from the Phase 1 clinical trial of brezosiran (ALN-HTT02) in patients with Huntington's disease. Brezosiran has the potential to establish a new growth platform beyond TTR and underscores Alnylam's strategy to broaden the application of RNAi therapeutics to new tissue types and therapeutic areas.
◦Patients treated with single ascending intrathecal doses of brezosiran experienced robust, dose-dependent reductions of mutant huntingtin (mHTT) protein in cerebrospinal fluid (CSF), with target engagement demonstrated using two independent assays. A mean reduction of CSF mHTT of 60-64% from baseline was observed at month 3 in the highest dose group evaluated to date, with a maximum individual reduction of 83%. The observed durability of mHTT-lowering shows the potential for a twice-yearly dosing paradigm.
◦An encouraging safety and tolerability profile has been observed to date, with no dose-dependent increases in CSF inflammatory markers, CSF neurofilament light chain (NfL) or brain ventricular volume.
◦The Company plans to initiate a placebo-controlled pivotal study in 2027, pending regulatory alignment, to evaluate the ability of brezosiran to slow disease progression in adults with Huntington's disease. This program is being developed by Alnylam in collaboration with Regeneron Pharmaceuticals, Inc. (Regeneron).

Additional Pipeline Progress

•Advanced mivelsiran, an investigational RNAi therapeutic targeting amyloid precursor protein (APP) for the treatment of cerebral amyloid angiopathy (CAA) and Alzheimer’s disease.
◦Completed enrollment in the cAPPricorn-1 Phase 2 clinical trial in patients with CAA.
◦Initiated a Phase 2 clinical trial in patients with Down syndrome-associated Alzheimer's disease.
◦Shared additional Phase 1 data in early-onset Alzheimer's disease at the Alzheimer's Association International Conference (AAIC) 2026. An analysis of safety data from single- and multiple-doses of mivelsiran showed no evidence of increased risk of amyloid-related imaging abnormality (ARIA) events. Results also showed robust, durable reductions in CSF soluble amyloid beta precursor protein (sAPPβ) and amyloid beta 42 (Aβ42), with up to 30 months of treatment exposure. The most common adverse events (AEs) were procedural pain and procedural headache, and no serious or severe AEs were deemed related to study drug.

•Presented preclinical data and Phase 1 design details at AAIC 2026 for ALN-5288, an investigational RNAi therapeutic targeting microtubule-associated protein tau (MAPT) for Alzheimer's disease and tauopathies.

Key Upcoming Events

Alnylam announced today that it will present two-year open-label extension results from the HELIOS-B Phase 3 clinical trial of vutrisiran at the American Heart Association (AHA) Scientific Sessions 2026, being held November 6-9 in Chicago.
•The Company will also present results from an indirect treatment comparison of vutrisiran vs. acoramidis at the International Symposium of Amyloidosis (ISA), being held November 15-18 in Montevideo, Uruguay.

Alnylam also announced today that it will share Phase 1 healthy volunteer data for ALN-6400, an investigational RNAi therapeutic in development for bleeding disorders, at the 2026 American Society of Hematology (ASH) Annual Meeting and Exposition, being held December 12-15 in New Orleans.

The Company now expects to announce clinical data from the Phase 2 trial of ALN-6400 in patients with hereditary hemorrhagic telangiectasia (HHT), as well as from the Phase 1 trial of ALN-2232 in obesity and weight management, in conjunction with its fourth quarter and full year 2026 earnings call in February 2027.

The PDUFA target action date for cemdisiran, an investigational RNAi therapeutic for the treatment of adult patients with generalized myasthenia gravis who are anti-acetylcholine receptor antibody-positive, is in November 2026. Cemdisiran is being advanced by Alnylam's collaborator, Regeneron. Assuming regulatory approval, Alnylam is eligible to receive tiered, double-digit royalties of up to 15 percent on global net sales of cemdisiran.

Third Quarter 2026 Financial Results

	Three Months Ended September 30,		% Change
(In thousands, except per share amounts and percentages)	2026	2025
Total revenues	$1,458,086	$1,249,026	17%
GAAP Income from operations	$345,798	$367,982	(6)%
Non-GAAP Income from operations	$424,916	$476,193	(11)%
GAAP Net income	$2,167,335	$292,683	*
Non-GAAP Net income	$2,241,910	$437,779	412%
GAAP Net income per common share — basic	$16.19	$2.23	*
GAAP Net income per common share — diluted	$15.72	$2.14	*
Non-GAAP Net income per common share — basic	$16.75	$3.33	403%
Non-GAAP Net income per common share — diluted	$16.26	$3.19	410%
* Indicates the percentage change period over period is greater than 500%
For an explanation of our use of non-GAAP financial measures, refer to the “Use of Non-GAAP Financial Measures” section later in this press release and for a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure, see the tables at the end of this press release.
Revenue Summary

	Three Months Ended September 30,		% Change	% Change at CER*
(In thousands, except percentages)	2026	2025
Net product revenues:
AMVUTTRA	$1,130,363	$685,303	65%	66%
ONPATTRO	19,596	39,075	(50)%	(50)%
Total TTR net product revenues	1,149,959	724,378	59%	60%
GIVLAARI	89,487	73,874	21%	22%
OXLUMO	52,500	52,830	(1)%	—%
Total Rare net product revenues	141,987	126,704	12%	13%
Total net product revenues	1,291,946	851,082	52%	53%
Net revenues from collaborations:
Roche	39,107	326,604	(88)%	(88)%
Regeneron Pharmaceuticals	32,334	22,542	43%	43%
Other	35	2,596	(99)%	(99)%
Total net revenues from collaborations	71,476	351,742	(80)%	(80)%
Royalty revenue	94,664	46,202	105%	105%
Total revenues	$1,458,086	$1,249,026	17%	17%
* Change at constant exchange rates, or CER, represents growth calculated as if exchange rates had remained unchanged from those used during the three months ended September 30, 2025. CER is a non-GAAP financial measure.

Total Net Product Revenues
•Total net product revenues increased 52% and 53% at actual currency and at CER, respectively, during the three months ended September 30, 2026, compared to the same period in 2025. The increase was primarily due to growth from AMVUTTRA revenues driven by increased patient demand, mainly in patients with ATTR-CM in the U.S., and growth from an increased number of patients treated with GIVLAARI, which was partially offset by a decreased number of patients treated with ONPATTRO.
Net Revenues from Collaborations
•Net revenues from collaborations decreased during the three months ended September 30, 2026, as compared to the same period in 2025, primarily due to the recognition of $300.0 million of milestone revenue under our collaboration with Roche in September 2025 associated with the dosing of the first patient in the ZENITH Phase 3 clinical trial of zilebesiran.

Royalty Revenue
•Royalty revenue increased during the three months ended September 30, 2026, as compared to the same period in 2025, due to increased volume and rate of royalties earned from global net sales of Leqvio by Novartis.
Operating Expense Summary

	Three Months Ended September 30,		% Change
(In thousands, except percentages)	2026	2025
Cost of goods sold	$361,750	$197,231	83%
% of net product revenues	28.0%	23.2%
Cost of collaborations and royalties	$—	$2,923	(100)%
GAAP Research and development expenses	$408,538	$358,814	14%
Non-GAAP Research and development expenses	$375,677	$310,089	21%
GAAP Selling, general and administrative expenses	$342,000	$322,076	6%
Non-GAAP Selling, general and administrative expenses	$295,743	$262,590	13%
Cost of Goods Sold
•Cost of goods sold as a percentage of net product revenues increased during the three months ended September 30, 2026, as compared to the same period in 2025, primarily as a result of increased sales of AMVUTTRA and an associated increase in the blended royalty rate payable on net sales of AMVUTTRA.
Research & Development (R&D) Expenses
•GAAP and non-GAAP R&D expenses for the three months ended September 30, 2026 increased as compared to the same period in 2025, primarily due to increased clinical trial expenses for the ZENITH Phase 3 clinical trial of zilebesiran in patients with uncontrolled hypertension, the TRITON-CM Phase 3 clinical trial of nucresiran in patients with ATTR-CM, and the TRITON-PN Phase 3 clinical trial of nucresiran in patients with hATTR-PN, along with increased spend on various preclinical programs.
Selling, General & Administrative (SG&A) Expenses
•GAAP and non-GAAP SG&A expenses for the three months ended September 30, 2026 increased as compared to the same period in 2025, primarily due to increased sales and marketing investments associated with the ongoing global commercial launch of AMVUTTRA in ATTR-CM.
Other Financial Highlights
Interest expense
•Interest expense for the three months ended September 30, 2026 of $84 million included interest of $58 million attributed to the liability related to the sale of future Leqvio royalties and $23 million attributed to the liabilities related to vutrisiran and zilebesiran development funding.
Benefit from income taxes
•During the three months ended September 30, 2026, we recorded a benefit from income taxes of $1.9 billion, primarily related to the release of valuation allowances on certain U.S. federal and state deferred tax assets.
Financial position
•Cash, cash equivalents and marketable securities were $3.6 billion as of September 30, 2026, as compared to $2.9 billion as of December 31, 2025, with the increase primarily driven by net cash inflows from operating activities.
•Net cash provided by operating activities for the three months ended September 30, 2026 included $35 million of payments associated with the liability related to the sale of future Leqvio royalties recorded to interest expense, as well as $34 million of payments associated with the liabilities related to vutrisiran and zilebesiran development funding recorded to interest expense.
A reconciliation of our GAAP to non-GAAP financial results is included in the tables at the end of this press release.

2026 Financial Guidance
Full-year 2026 financial guidance is reiterated and consists of the following:

Item	FY 2026 Guidance
Total TTR net product revenues (AMVUTTRA, ONPATTRO)[1]	$4,200 million - $4,500 million
Total Rare net product revenues (GIVLAARI, OXLUMO)[1]	$500 million - $600 million
Total net product revenues[1]	$4,700 million - $5,100 million
Net product revenues growth vs. 2025 at currency exchange rates as of June 30, 2026[1]	57% to 71%
Net product revenues growth vs. 2025 at constant exchange rates[2]	57% to 70%
Net revenues from collaborations and royalties	$575 million - $625 million
Non-GAAP R&D and SG&A expenses[3]	$2,700 million - $2,800 million

[1] Full-year 2026 guidance utilizing currency exchange rates as of June 30, 2026: 1 EUR = 1.14 USD and 1 USD = 162 JPY
[2]Representing growth calculated as if the exchange rates had remained unchanged from those used in 2025, which is a non-GAAP financial measure
[3]Excludes $330 million - $380 million of stock-based compensation expense from estimated GAAP R&D and SG&A expenses
Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses and non-recurring gains or losses outside the ordinary course of the Company’s business. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.
The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are stock-based compensation expenses, and loss related to covertible debt. The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards. The Company has excluded the loss related to convertible debt because the Company believes the item is a non-recurring transaction outside the ordinary course of the Company’s business.
Percentage changes in revenue growth at CER are presented excluding the impact of changes in foreign currency exchange rates for investors to understand the underlying business performance. The current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period.
The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between GAAP and non-GAAP measures is provided later in this press release.

Conference Call Information
Management will provide an update on the Company and discuss third quarter 2026 results as well as expectations for the future via conference call on Thursday, October 29, 2026, at 8:30 am ET. A live audio webcast of the call will be available on the Investors section of the Company’s website at www.alnylam.com/events. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About AMVUTTRA® (vutrisiran)
AMVUTTRA® (vutrisiran) is a transthyretin (TTR) silencer that delivers rapid knockdown of TTR at the source to address the underlying cause of transthyretin amyloidosis (ATTR). In a clinical study, AMVUTTRA rapidly knocked down TTR in as early as six weeks and decreased TTR levels by 87% with two and a half years of treatment. It is approved as a treatment for the polyneuropathy of hereditary transthyretin-mediated amyloidosis (hATTR-PN) in adults and for the cardiomyopathy of wild-type or hereditary transthyretin-mediated amyloidosis (ATTR-CM) in adults in various countries, globally. Administered quarterly via subcutaneous injection, AMVUTTRA is the first and only silencer approved for the treatment of ATTR-CM and hATTR-PN. For more information about AMVUTTRA, including the full U.S. Prescribing Information, visit AMVUTTRA.com.

About ONPATTRO® (patisiran)
ONPATTRO is an RNAi therapeutic that is approved in the United States and Canada for the treatment of adults with hATTR amyloidosis with polyneuropathy. ONPATTRO is also approved in the European Union, Switzerland and Brazil for the treatment of hATTR amyloidosis in adults with Stage 1 or Stage 2 polyneuropathy, and in Japan for the treatment of hATTR amyloidosis with polyneuropathy. ONPATTRO is an intravenously administered RNAi therapeutic targeting transthyretin (TTR). It is designed to target and silence TTR messenger RNA, thereby reducing the production of TTR protein before it is made. Reducing the pathogenic protein leads to a reduction in amyloid deposits in tissues. For more information about ONPATTRO, including full Prescribing Information, visit ONPATTRO.com.

About GIVLAARI® (givosiran)
GIVLAARI (givosiran) is an RNAi therapeutic targeting aminolevulinic acid synthase 1 (ALAS1) approved in the United States and Brazil for the treatment of adults with acute hepatic porphyria (AHP). GIVLAARI is also approved in the European Union for the treatment of AHP in adults and adolescents aged 12 years and older. In the pivotal trial, GIVLAARI was shown to significantly reduce the rate of porphyria attacks that required hospitalizations, urgent healthcare visits or intravenous hemin administration at home compared to placebo. GIVLAARI is Alnylam’s first commercially available therapeutic based on its Enhanced Stabilization Chemistry ESC-GalNAc conjugate technology to increase potency and durability. GIVLAARI is administered via subcutaneous injection once monthly at a dose based on actual body weight and should be administered by a healthcare professional. GIVLAARI works by specifically reducing elevated levels of ALAS1 messenger RNA (mRNA), leading to reduction of toxins associated with attacks and other disease manifestations of AHP. For more information about GIVLAARI, including the full U.S. Prescribing Information, visit GIVLAARI.com.

About OXLUMO® (lumasiran)
OXLUMO (lumasiran) is an RNAi therapeutic targeting hydroxyacid oxidase 1 (HAO1). HAO1 encodes glycolate oxidase (GO). Thus, by silencing HAO1 and depleting the GO enzyme, OXLUMO inhibits production of oxalate – the metabolite that directly contributes to the pathophysiology of PH1. OXLUMO utilizes Alnylam’s Enhanced Stabilization Chemistry (ESC)-GalNAc-conjugate technology, which enables subcutaneous dosing with increased potency and durability and a wide therapeutic index. OXLUMO has received regulatory approvals from the U.S. Food and Drug Administration (FDA) for the treatment of primary hyperoxaluria type 1 (PH1) to lower urinary and plasma oxalate levels in pediatric and adult patients and from the European Medicines Agency (EMA) for the treatment of PH1 in all age groups. In the pivotal ILLUMINATE-A trial, OXLUMO was shown to significantly reduce levels of urinary oxalate relative to placebo, with the majority of patients reaching normal or near-normal levels. In the ILLUMINATE-B pediatric Phase 3 trial, OXLUMO demonstrated an efficacy and safety profile consistent to that observed in ILLUMINATE-A. In the ILLUMINATE-C trial, OXLUMO resulted in substantial reductions in plasma oxalate in patients with advanced PH1. Across all three studies, injection site reactions (ISRs) were the most common drug-related adverse reaction. OXLUMO is administered via subcutaneous injection once monthly for three months, then once quarterly beginning one month after the last loading dose at a dose based on actual body weight. For patients who weigh less than 10 kg, ongoing dosing remains monthly. OXLUMO should be administered by a healthcare professional. For more information about OXLUMO, including the full U.S. Prescribing Information, visit OXLUMO.com.

About LNP Technology
Alnylam has licenses to Arbutus Biopharma lipid nanoparticle (LNP) intellectual property for use in RNAi therapeutic products using LNP technology.

About RNAi
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines known as RNAi therapeutics is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing or disease pathway proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) is a leading global biopharmaceutical company and the pioneer of the RNA interference (RNAi) revolution. The Company is focused on developing transformative therapies with the potential to prevent, halt, or reverse disease. For more than two decades, Alnylam has advanced the Nobel-prize-winning science of RNAi, delivering critical breakthroughs and six approved medicines. Alnylam has medicines available in more than 70 countries and a rapidly expanding and robust pipeline, in addition to consistently being recognized as an exceptional workplace and socially responsible organization. The Company is executing on its Alnylam 2030 strategy to accelerate innovation and scale impact to transform human health. For more information, please visit www.alnylam.com or follow Alnylam on X, LinkedIn, Facebook, Instagram, or YouTube.

Alnylam Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements include statements regarding Alnylam’s expectations, beliefs, goals, plans or prospects, including, without limitation, statements regarding: Alnylam’s ability to leverage its commercial investments to expand the prescriber base for AMVUTTRA, support access, and bring AMVUTTRA to more patients with ATTR amyloidosis; the potential for vutrisiran to be positioned as a first-line treatment option for ATTR-CM; the potential impact of any changes to the 340B Drug Pricing Program and payor utilization management policies such as step therapy requirements for AMVUTTRA or any of Alnylam’s other products; the potential for any of Alnylam’s programs to have transformative patient impact; the potential of Alnylam’s RNAi platform to create meaningful value beyond Alnylam’s current portfolio; the number of patients who will be enrolled in the TRITON-CM clinical trial of nucresiran in ATTR-CM and the characteristics of such patients; the potential for expanded enrollment in TRITON-CM to position nucresiran for success and to strengthen Alnylam’s longer-term position; the potential for nucresiran to reinforce Alnylam’s leadership in ATTR amyloidosis and to expand the durability of Alnylam’s TTR franchise; the potential for the TRITON-CM clinical trial to read out successfully; the potential for, and timing of, any commercial launch of nucresiran; the potential that Alnylam will commence a pivotal clinical trial of brezosiran and the timing of initiation of any such clinical trial; the potential for brezosiran to establish a new growth platform at Alnylam beyond TTR; the potential for Alnylam to succeed in its strategy to broaden the application of RNAi therapeutics to new tissue types and therapeutic areas; the timing of the announcement of clinical data from any of Alnylam’s clinical trials, including ALN-6400 and ALN-2232; the potential for cemdisiran to receive regulatory approval in the U.S. or any other jurisdiction, the timing of any such regulatory approval, and the potential for Alnylam to receive royalties from global net sales of cemdisiran; Alnylam’s ability to achieve the goals in its Alnylam 2030 strategy; and Alnylam’s projected commercial and financial performance, including the expected range for 2026 of TTR net product revenues, Rare net product revenues, total net product revenues, net revenues from collaborations and royalties, and non-GAAP R&D and SG&A expenses, including statements regarding where Alnylam’s actual results are expected to fall in relation to the expected range for any of these financial metrics. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, risks and uncertainties relating to: Alnylam’s ability to successfully execute on its Alnylam 2030 strategy; Alnylam’s ability to successfully launch, market and sell Alnylam’s approved products globally, including AMVUTTRA; Alnylam’s ability to discover and develop novel drug candidates and delivery approaches and successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for Alnylam’s product candidates; actions or advice of regulatory agencies and Alnylam’s ability to obtain and maintain regulatory approval for its product candidates, as well as favorable pricing and reimbursement; delays, interruptions or failures in the manufacture and supply of Alnylam’s marketed products or its product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to manage its growth and operating expenses through disciplined investment in operations; Alnylam’s ability to maintain strategic business collaborations; Alnylam’s dependence on third parties for the development and commercialization of certain products; the outcome of litigation and government investigations; the risk of future litigation and government investigations; and unexpected expenditures; as well as those risks and uncertainties more fully discussed in the “Risk Factors” filed with Alnylam’s most recent periodic report (Quarterly Report on Form10-Q or Annual Report on Form 10-K) filed with the SEC and in its other SEC filings. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

This release discusses investigational RNAi therapeutics and uses of previously approved RNAi therapeutics in development and is not intended to convey conclusions about efficacy or safety as to those investigational therapeutics or uses. There is no guarantee that any investigational therapeutics or expanded uses of commercial products will successfully complete clinical development or gain health authority approval.

ALNYLAM PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2026	December 31, 2025
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,754,340	$1,657,250
Marketable debt securities	1,832,915	1,251,234
Accounts receivable, net	1,084,905	777,567
Inventory	105,907	82,719
Prepaid expenses and other current assets	334,597	281,892
Total current assets	5,112,664	4,050,662
Property, plant and equipment, net	614,910	513,147
Operating lease right-of-use assets	177,950	194,916
Deferred tax assets	2,006,669	125,975
Restricted investments	22,172	22,170
Other assets	60,307	59,461
Total assets	$7,994,672	$4,966,331
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$135,399	$115,721
Accrued expenses	1,236,289	1,080,197
Operating lease liabilities	46,083	45,518
Deferred revenue	11,669	4,845
Convertible debt	361,529	—
Liabilities related to the sale of future royalties and development funding	272,037	220,068
Total current liabilities	2,063,006	1,466,349
Operating lease liabilities, net of current portion	203,294	225,087
Convertible debt, net of current portion	651,087	1,007,784
Liabilities related to the sale of future royalties and development funding, net of current portion	1,462,828	1,470,341
Other liabilities	10,605	7,594
Total liabilities	4,390,820	4,177,155
Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000 shares authorized and no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value per share, 250,000 shares authorized; 133,875 shares issued and outstanding as of September 30, 2026; 132,376 shares issued and outstanding as of December 31, 2025	1,339	1,324
Additional paid-in capital	7,811,878	7,510,473
Accumulated other comprehensive loss	(44,661)	(20,097)
Accumulated deficit	(4,164,704)	(6,702,524)
Total stockholders' equity	3,603,852	789,176
Total liabilities and stockholders' equity	$7,994,672	$4,966,331

ALNYLAM PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Statements of Operations
Revenues:
Net product revenues	$1,291,946	$851,082	$3,500,182	$1,991,832
Net revenues from collaborations	71,476	351,742	200,716	512,423
Royalty revenue	94,664	46,202	215,311	112,649
Total revenues	1,458,086	1,249,026	3,916,209	2,616,904
Operating costs and expenses:
Cost of goods sold	361,750	197,231	867,531	409,443
Cost of collaborations and royalties	—	2,923	3,792	4,705
Research and development	408,538	358,814	1,186,538	947,557
Selling, general and administrative	342,000	322,076	1,012,473	885,339
Total operating costs and expenses	1,112,288	881,044	3,070,334	2,247,044
Income from operations	345,798	367,982	845,875	369,860
Other (expense) income:
Interest expense	(84,372)	(67,462)	(235,709)	(187,227)
Interest income	30,941	28,681	85,682	84,840
Loss related to convertible debt	—	(39,146)	—	(39,146)
Other income (expense), net	3,443	(9,487)	(579)	8,564
Total other expense, net	(49,988)	(87,414)	(150,606)	(132,969)
Income before income taxes	295,810	280,568	695,269	236,891
Benefit from (provision for) income taxes	1,871,525	12,115	1,842,551	(34,687)
Net income	$2,167,335	$292,683	$2,537,820	$202,204

Net income per common share — basic	$16.19	$2.23	$19.02	$1.55
Net income per common share — diluted	$15.72	$2.14	$18.42	$1.51

Weighted-average common shares — basic	133,828	131,447	133,444	130,590
Weighted-average common shares — diluted	138,040	137,348	138,184	134,146

ALNYLAM PHARMACEUTICALS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2026	September 30, 2025
Reconciliation of GAAP to Non-GAAP Research and development expenses:
GAAP Research and development expenses	$408,538	$358,814
Less: Stock-based compensation expenses	(32,861)	(48,725)
Non-GAAP Research and development expenses	$375,677	$310,089

Reconciliation of GAAP to Non-GAAP Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	$342,000	$322,076
Less: Stock-based compensation expenses	(46,257)	(59,486)
Non-GAAP Selling, general and administrative expenses	$295,743	$262,590

Reconciliation of GAAP to Non-GAAP Income (loss) from operations:
GAAP Income from operations	$345,798	$367,982
Add: Stock-based compensation expenses	79,118	108,211
Non-GAAP Operating income	$424,916	$476,193

Reconciliation of GAAP to Non-GAAP Net income (loss):
GAAP Net income	$2,167,335	$292,683
Add: Stock-based compensation expenses	79,118	108,211
Add: Loss related to convertible debt	—	39,146
Less: Income tax effect of GAAP to non-GAAP reconciling items	(4,543)	(2,261)
Non-GAAP Net income	$2,241,910	$437,779

Reconciliation of GAAP to Non-GAAP Net income (loss) per common share - basic:
GAAP Net income (loss) per common share — basic	$16.19	$2.23
Add: Stock-based compensation expenses	0.59	0.82
Add: Loss related to convertible debt	—	0.30
Less: Income tax effect of GAAP to non-GAAP reconciling items	(0.03)	(0.02)
Non-GAAP Net income per common share — basic	$16.75	$3.33

Reconciliation of GAAP to Non-GAAP Net income (loss) per common share - diluted:
GAAP Net income (loss) per common share - diluted	$15.72	$2.14
Add: Stock-based compensation expenses	0.57	0.79
Add: Loss related to convertible debt	$—	$0.29
Less: Income tax effect of GAAP to non-GAAP reconciling items	(0.03)	(0.02)
Less: Impact to earnings per common share as a result of dilutive weighted-average common shares outstanding during the period*	—	(0.01)
Non-GAAP Net income per common share - diluted*	$16.26	$3.19
*Non-GAAP Net income per common share - diluted is calculated by dividing the non-GAAP net income by the weighted-average number of common shares and dilutive potential common share equivalents outstanding during the period. The dilutive weighted-average common shares outstanding for the three months ended September 30, 2026 and 2025 would be 138,040 and 137,348 thousand shares, respectively.

Please note that the figures presented above may not sum exactly due to rounding

ALNYLAM PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP
PRODUCT REVENUE GROWTH AT CONSTANT CURRENCY
(Unaudited)

September 30, 2026
Three Months Ended
AMVUTTRA net product revenue growth, as reported	65%
Add: Impact of foreign currency translation	1
AMVUTTRA net product revenue growth at constant currency	66%

ONPATTRO net product revenue growth, as reported	(50)%
Add: Impact of foreign currency translation	—
ONPATTRO net product revenue growth at constant currency	(50)%

Total TTR net product revenue growth, as reported	59%
Add: Impact of foreign currency translation	1
Total TTR net product revenue growth at constant currency	60%

GIVLAARI net product revenue growth, as reported	21%
Add: Impact of foreign currency translation	1
GIVLAARI net product revenue growth at constant currency	22%

OXLUMO net product revenue growth, as reported	(1)%
Add: Impact of foreign currency translation	1
OXLUMO net product revenue growth at constant currency	—%

Total Rare net product revenue growth, as reported	12%
Add: Impact of foreign currency translation	1
Total Rare net product revenue growth at constant currency	13%

Total net product revenue growth, as reported	52%
Add: Impact of foreign currency translation	1
Total net product revenue growth at constant currency	53%

Total revenue growth, as reported	17%
Add: Impact of foreign currency translation	—
Total revenue growth at constant currency	17%